Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-191637 on Form S-8 of our report relating the financial statements and financial statement schedules of Burlington Stores, Inc. and subsidiaries dated March 31, 2014, appearing in this Annual Report on Form 10-K of Burlington Stores, Inc. and subsidiaries for the year ended February 1, 2014.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 31, 2014